Exhibit 5.4

DINSMORE & SHOHL LLP 255 East Fifth Street, Suite 1900 Cincinnati, OH 45202 www.dinsmore.com

May 29, 2025

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

Ladies and Gentlemen:

We have acted as special Indiana counsel to The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), and its subsidiary Raben Tire Co., LLC, an Indiana limited liability company (“Raben”), relating to the registration by the Company under the Securities Act of 1933, as amended (the “Act”), and the issuance from time to time in one or more offerings of (i) one or more series of debt securities (the “Debt Securities”) and (ii) Guarantees of the Debt Securities (the “Guarantees”) by certain subsidiaries of the Company listed on Schedule A hereto (collectively, the “Guarantors”), pursuant to the registration statement on Form S-3, filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”).

In connection with this opinion, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion and have examined the Indenture, dated August 13, 2010 (the “Indenture”) among the Company, the Guarantors party thereto and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, N.A., as trustee. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information furnished by public officials, officers of the Company and the Guarantors, and other sources believed by us to be responsible.

Based upon and subject to the foregoing and subject also to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that Raben: (i) is a limited liability company formed and validly existing under the laws of the State of Indiana and (ii) possesses the limited liability company power and authority to execute and deliver the Guarantees and the Indenture and to perform its obligations thereunder.

We are members of the bar of the State of Indiana. We do not express any opinion herein on any laws other than those of the State of Indiana.

We hereby consent to the filing of this opinion as Exhibit 5.4 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are “experts” under the Securities Act or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement, including this exhibit.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law, and we have assumed that at no future time would any such subsequent change of fact or law affect adversely our ability to render at such time an opinion (a) containing the same legal conclusions set forth herein and (b) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

Very truly yours,

/s/ Dinsmore & Shohl LLP

SCHEDULE A

Guarantors

Guarantors	State of Incorporation or Formation
Celeron Corporation	Delaware
Cooper International Holding Corporation	Delaware
Cooper Tire & Rubber Company LLC	Delaware
Cooper Tire & Rubber Company Vietnam Holding, LLC	Delaware
Cooper Tire Holding Company	Ohio
Divested Companies Holding Company	Delaware
Divested Litchfield Park Properties, Inc.	Arizona
Goodyear Canada Inc.	Ontario, Canada
Goodyear Export Inc.	Delaware
Goodyear Farms, Inc.	Arizona
Goodyear International Corporation	Delaware
Goodyear Western Hemisphere Corporation	Delaware
Max-Trac Tire Co., Inc.	Ohio
Raben Tire Co., LLC	Indiana
T&WA, Inc.	Kentucky
Wingfoot Brands LLC	Delaware